Exhibit 5.1

Goodwin Procter (UK) LLP Sancroft 10-15 Newgate Street London EC1A 7AZ United Kingdom goodwinlaw.com +44 (0) 20 7447 4200

24 March 2025

Centessa Pharmaceuticals plc

3rd Floor

1 Ashley Rd

Altrincham WA14 2DT

United Kingdom

Ladies and Gentlemen,

Centessa Pharmaceuticals plc – Registration Statement on Form S-8 – Exhibit 5.1

We have acted as English legal advisers to Centessa Pharmaceuticals plc, a public limited company with limited liability incorporated under the laws of England and Wales with registered number 12973576 (the “Company”) in connection with the preparation and filing of the registration statement on Form S-8 to which this letter is attached as an exhibit (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Act of 1933, as amended (the “US Securities Act”). For the purposes of this letter, the ordinary shares in the share capital of the Company each having a nominal value of £0.002 are referred to as “Ordinary Shares”.

As set out in the Registration Statement, it is proposed that an aggregate of up to 6,631,679 Ordinary Shares (the “Shares”) will be allotted and issued upon the exercise or settlement of equity awards granted under: (i) the Amended and Restated Centessa Pharmaceuticals plc 2021 Share Award Plan as adopted by the board of directors of the Company (the “Board”) on 20 May 2021 and approved by the Company’s shareholders on 20 May 2021 (the “2021 Plan”); and (ii) the Centessa Pharmaceuticals plc 2021 Employee Share Purchase Plan as adopted by the Board on 20 May 2021 and approved by the Company’s shareholders on 20 May 2021 (the “2021 ESPP”) (collectively, the “Plans” and each, a “Plan”).

We understand that the existing issued Ordinary Shares are not, and are not intended to be, admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

1.	INTRODUCTION

1.1	Purpose

In connection with the preparation and filing of a registration statement on Form S-8, we have been asked to provide opinions on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

Goodwin Procter (UK) LLP is a limited liability partnership registered in England and Wales with registered number OC362294. Its registered office is at 100 Cheapside, London, EC2V 6DY. A list of the names of the members of Goodwin Procter (UK) LLP is available for inspection at the registered office. Goodwin Procter (UK) LLP is authorised and regulated by the Solicitors Regulation Authority. Goodwin Procter (UK) LLP is affiliated with Goodwin Procter LLP, which operates in the United States of America.

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1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter, we have examined such questions of law as we have considered appropriate. We have reviewed the following documents and conducted only the following enquiries and searches:

(a)	an online search at Companies House in respect of information available for inspection on the Company’s file conducted on 24 March 2025 at 7:55 am (UK time);

(b)	an enquiry of the Central Index of Winding Up Petitions, London on 24 March 2025 at 10:01 am (UK time); ((a) and (b) together, the “Searches”);

(c)

a certificate dated 24 March 2025 signed by the Chief Executive Officer of the Company (the “Certificate”) relating to certain factual matters as at the date of the Certificate and having annexed thereto copies (certified by the Chief Executive Officer of the Company as being true, complete, accurate and up-to-date in each case) of the following documents:

i.

a copy of the print of the resolutions passed by the shareholders of the Company at a general meeting held on 20 May 2021, approving, inter alia, the allotment of shares by the directors or a committee of the directors, or the granting of rights to subscribe for, or to convert any security into, shares on a non-pre-emptive basis up to an aggregate nominal amount of £305,000 and the adoption of the Plans by the Company (the “Shareholder Resolutions”);

ii.	a copy of the minutes of a meeting of the board of directors of the Company dated 20 May 2021 pursuant to which it was resolved, inter alia, to approve the Plans (the “Board Minutes”);

iii.

a copy of the consent of an Investor Majority (as defined in the Articles (as defined below)) dated 20 May 2021, pursuant to which an Investor Majority approved, inter alia, the adoption of the Plans (the “Investor Majority Consent”);

iv.	a copy of the prior articles of association of the Company adopted pursuant to a special resolution dated 10 May 2021 (the “Articles”);

v.

copies of (a) the certificate of incorporation of the Company dated 26 October 2020 and (b) the certificate of incorporation on re-registration of the Company as a public limited company dated 14 May 2021; and

vi.	a copy of the articles of association of the Company adopted on 2 June 2021 pursuant to a special resolution passed pursuant to the Shareholder Resolutions (the “IPO Articles”);

(d)	a copy of each Plan; and

(e)	a copy of the Registration Statement in the form to be filed with the SEC on the date hereof,

(together, the “Documents”).

24 March 2025

We express an opinion in respect of the Company and the issuance of Shares only as expressly specified in this opinion letter. We express no opinion as to any agreement, instrument or document other than the Documents and then only as expressly specified in this letter.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law as in force on the date of this opinion and relate only to English law as applied by the English courts, as at today’s date. In particular:

(a)

we have not investigated the laws of any country other than England and we express no opinion in this letter on the laws of any jurisdiction other than England and we assume that no foreign law affects any of the opinions given below. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Company, any document or any other matter contemplated by any document would or might affect this letter and/or the opinions given in it; and

(b)	we do not undertake or accept any obligation to update this letter and/or the opinions given in it to reflect subsequent changes in English law or factual matters.

It should be understood that we have not been responsible for investigating or verifying the accuracy of any facts or the reasonableness of any statement of opinion or intention contained in or relevant to any Document.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in schedule 1 (Assumptions) to this letter and are subject to each of the reservations set out in schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinion) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its schedules, and subject further to the following:

a)	the Registration Statement becoming effective under the US Securities Act;

b)

the delegation of authority to the compensation committee of the Board (the “Compensation Committee”) as set out in the Board Minutes having been validly effected (inter alia, in accordance with the Articles, the Companies Act 2006 as amended (the “Companies Act”) and the Plans);

c)	the Board and the shareholders of the Company having validly approved the Plans;

d)

the Board or the Compensation Committee having validly resolved to allot and issue the Shares, or grant rights to subscribe for the Shares, at a duly convened and quorate meeting of the Board or the Compensation Committee or by way of duly passed written resolutions of the Board or the Compensation Committee in compliance with the Plans, all applicable laws and regulations and such resolutions being in full force and effect and not having been rescinded or amended;

e)	that the Shareholder Resolutions were each passed at a meeting which was duly convened and held in accordance with all applicable laws and regulations (including as to quorum);

24 March 2025

f)	that the resolutions in the Board Minutes were each passed pursuant to the terms of the Articles and the Companies Act (in each case, as applicable);

g)	the receipt in full of payment for the Shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) of not less than the aggregate nominal value for such Shares; and

h)	valid entries having been made in relation to the allotment and issue of the Shares in the books and registers of the Company,

it is our opinion that, as at today’s date, insofar as English law is concerned and provided that all future actions, authorisations and approvals as described in paragraph 2 will have been taken, obtained and/or complied with, then the Shares, if and when allotted and issued, registered in the name of the recipient in the register of members of the Company and delivered in accordance with the terms and conditions referred to in the Plans and as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof) and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax or duty which may arise or be suffered as a result of or in connection with the transactions contemplated by the Plans.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you in connection with the Registration Statement. We consent to the filing of this letter with the SEC as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the US Securities Act. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the US Securities Act or the rules and regulations of the SEC thereunder.

Other than for the purpose set out in the prior paragraph, this letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/ Goodwin Procter (UK) LLP

Goodwin Procter (UK) LLP

24 March 2025

SCHEDULE 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

(a)

the genuineness of all signatures (including electronic signatures), stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, electronic, photostatic or facsimile copies and the authenticity of the originals of such latter documents;

(b)

that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen, and that each of the signed documents examined by us has been duly executed and, where applicable, delivered on behalf of the Company;

(c)	that there is no agreement or arrangement which modifies, supersedes or is inconsistent with any Document;

(d)

that the IPO Articles referred to in paragraph 1.3(c) of this letter remain in full force and effect and no alteration has been made or will be made to such articles of association prior to the date of the allotment and issue of the Shares (the “Allotment Date”);

(e)

on the Allotment Date the Company will comply with all applicable laws to allot and issue the Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the Shares and any applicable share premium;

(f)

that any allotment and issue of Shares which occurs after the date of this opinion is done in accordance with the terms and limits prescribed by the Shareholder Resolutions, the resolutions in the Board Minutes and any other restrictions imposed by either the Board, the Compensation Committee or the members of the Company after the date of this letter, including such other shareholder resolutions relating to the Company passed the members of the Company after the date of this letter;

(g)	that the Plans have been validly adopted, remain in full force and effect and no alteration has been made or will be made to the Plans prior to an Allotment Date;

(h)

that all documents, forms and notices which should have been delivered to the Registrar of Companies in respect of the Company have been so delivered, that information revealed by the Searches was complete and accurate in all respects and has not, since the time of the Searches, been altered and that the results of the Searches will remain complete and accurate as at the date of the Registration Statement;

(i)

that the contents of the Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and there is no fact or matter not referred to in the Certificate which could make any of the information in the Certificate inaccurate or misleading;

(j)

that the resolutions set out in the Shareholder Resolutions and the resolutions of the directors of the Company provided to us in connection with the giving of this opinion and as referred to in paragraph 1.3(c) of this letter or otherwise contemplated in connection with the matters referred to herein were duly passed, all constitutional, statutory and other formalities were observed in relation

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to such resolutions and such resolutions have not been revoked or varied and remain in full force and effect and will remain so as at the Allotment Date and that, prior to the Allotment Date, the Company has not allotted shares or granted rights to subscribe for, or to convert any security into, shares pursuant to the Shareholder Resolutions which would, when aggregated with any other allotment of Shares by the Company (whether before or after the date of this letter), result in the directors exceeding the limits set out in the Shareholder Resolutions;

(k)

that in relation to the allotment and issue of the Shares, the directors of the Company have acted and will act in the manner required by section 172 of the Companies Act (Duty to promote the success of the Company), and there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company;

(l)

in relation to any allotment and issue of any Shares by the Company pursuant to the Plans, that the recipient will have become entitled to such Shares under the terms of the relevant Plan such Shares or rights over Shares will, where applicable, be fully vested each in accordance with the terms of the relevant Plan and such recipient has or will have complied with all other requirements of the relevant Plan in connection with the allotment and issue of such Shares;

(m)

that all awards have been made under the terms of the relevant Plan, that the terms of all awards have not materially deviated from the terms set out in the relevant Plan and that any Shares will be allotted and issued in accordance with the terms set out in the relevant Plan and in accordance with the IPO Articles;

(n)

that no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

(o)

that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company); and

(p)

the Company is not, nor will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated under any corporate approvals or any associated activity illegal, void or voidable.

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SCHEDULE 2

RESERVATIONS

The opinions in this letter are subject to the following reservations:

(a)

the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced, and the available records may not be complete or up-to-date. In particular, the Central Registry of Winding-Up Petitions in England may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry of Winding Up Petitions in England are not capable of revealing whether or not a winding up petition or a petition for the making of an administration order has been presented and, further, notice of a winding up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned. Further, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in England. We have not made enquiries of any District Registry or County Court in England;

(b)

the opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	if any agreement is entered into for a purpose prohibited by sections 678 and 679 of the Companies Act 2006, it will be void;

(d)	we express no opinion as to matters of fact;

(e)	we express no opinion as to taxation matters;

(f)

save for the matters set out in the Certificate, we have made no enquiries of any individual connected with the Company and have relied entirely on the facts, statements and confirmations contained in the Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Certificate;

(g)

a certificate, documentation, notification, opinion or the like might be held by the English courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error; and

(h)

it should be understood that we have not been responsible for investigating or verifying: (i) the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement; or (ii) that no material facts have been omitted from it.